Amendment to

Investment Sub-Advisory Agreement between Curian Capital, LLC,

The Boston Company Asset Management LLC, and Curian Variable Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and The Boston Company Asset Management LLC, a Massachusetts limited liability company and registered investment adviser (“Sub-Adviser”), and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 19, 2011 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (each a “Fund” and collectively, the “Funds”).

Whereas, the parties have agreed to amend Schedule A and Schedule B of the Agreement to delete the Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 28, 2014, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 28, 2014, attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of February 26, 2014, effective as of April 28, 2014. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Curian Capital, LLC		The Boston Company Asset Management LLC

By:	/s/ Michael Bell	By:	/s/ Bart Grenier
Name:	Michael Bell	Name:	Bart Grenier
Title:	President and Chief Executive Officer	Title:	Chairman, Chief Executive Officer
and Chief Investment Officer
Curian Variable Series Trust

By:	/s/ Angela R. Burke
Name:	Angela R. Burke
Title:	Assistant Secretary

Schedule A
Dated April 28, 2014
 (Funds)

Curian/The Boston Company Equity Income Fund

Schedule B
Dated April 28, 2014
(Compensation)

Curian/The Boston Company Equity Income Fund
Average Daily Net Assets	Annual Rate

$0 to $100 Million	0.25%
$100 Million to $200 Million	0.20%
Over $200 Million	0.15%

B-1